Exhibit 10.1

A. O. SMITH CORPORATION

EXECUTIVE INCENTIVE COMPENSATION AWARD AGREEMENT

FOR 2006

THIS AGREEMENT, made and entered into this 1st day of December, 2005 by and between A. O. Smith Corporation (hereinafter called the “Company”) and                      (hereinafter called “Executive”);

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company has adopted the A. O. Smith Corporation Combined Executive Incentive Compensation Plan (hereinafter called the “Plan”) which is administered by the Personnel and Compensation Committee of the Board of Directors (hereinafter called the “Committee”);

WHEREAS, the Executive, upon the terms and conditions herein set forth, will be a participant for the fiscal year of the Company commencing January 1, 2006, (hereinafter called the “Plan Year”) under the Plan, the terms and conditions of which Plan are incorporated herein by reference;

WHEREAS, this Agreement constitutes a separate contract such as is provided for in the Plan;

NOW, THEREFORE, in consideration of the payments herein provided, and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

I.	Employment. Executive agrees to remain in the employ of the Company for the entire Plan Year, but it is understood that the Executive’s employment may be terminated at any time by the Company.

II.	Awards. The Company, subject to the limitations of the Plan, shall provide the Executive the following Awards subject to the conditions set forth in the Plan.

A.	Restricted Stock Units (Phantom Stock)

(i)	The Executive shall, receive an award of Restricted Stock Units which shall vest on October 22, 2008. As soon as practicable after the vesting date, the Executive will receive Shares of Company stock, except as provided in (iii) below. The Executive will be subject to any tax withholding requirement at the time the Shares are issued.

(ii)	The Executive will be credited with dividends on Restricted Stock Units equivalent to the amount declared on actual shares of Company stock. These equivalent dividends will be credited on January 31st following each calendar year to the Executive’s Profit Sharing Account under the Supplemental Profit Sharing Plan. If the Executive does not have an account in the Supplemental Profit Sharing Plan, he shall receive a cash payment for the equivalent dividends on January 31st following each calendar year they are credited.

(iii)	If the Executive is a “covered employee” under Code Section 162(m) in calendar year 2008 and the receipt of Shares would cause some portion of the Executive’s compensation to be non-deductible by the Company, then there shall be a mandatory deferral of the number of Shares necessary to reduce the Executive’s compensation to a level that is fully deductible by Company. Shares mandatorily deferred under this provision shall be distributed to the Executive on July 1 of the calendar year immediately following the year in which the Executive terminates employment with the Company.

(iv)	If Executive’s employment with the Company is terminated prior to October 22, 2008 by reason of death, disability or retirement, Restricted Stock Units will still vest on October 22, 2008. If Executive’s employment with the Company is terminated prior to October 22, 2008 by reason of dismissal or voluntary resignation, the Restricted Stock Units shall be forfeited.

B.	Stock Option

(i)	The Company grants the Executive a Non-Qualified Stock Option to purchase from the Company an aggregate amount of Shares of the common stock of the Company, authorized and unissued or, at the discretion of the Company, treasury stock if available.

(ii)	The price to be paid for the Shares upon exercise of this option shall be $29.20 per Share which is 100% of the fair market value of the Shares on the grant date of October 11, 2005.

(iii)	This option is exercisable as follows:

a)	Shares become exercisable on October 11, 2006.

b)	Shares become exercisable on October 11, 2007.

c)	Shares become exercisable on October 11, 2008.

(iv)	The right to exercise the option expires on October 11, 2015.

(v)	Except as provided below, this option may only be exercised by the Executive while in the employ of the Company.

(vi)	This option may be exercised only by written notice served by the Executive upon the Secretary of the Company at its office at Milwaukee, Wisconsin, specifying the number of Shares in respect to which this option is being exercised, accompanied by payment for such Shares in such form as the Company may deem acceptable. Such Shares upon payment of the purchase price shall be fully paid and non-assessable.

(vii)	This option shall not be transferable by the Executive otherwise than by will or the laws of descent and distribution, and may be exercised, during the life of the Executive, only by the Executive.

(viii)	This option shall be subject to the following events and shall be disposed of, or acted upon, in the manner set forth below:

a)	If the Executive ceases to be an employee of the Company for any reason other than disability (as determined by the Company), retirement, or death, then this option shall terminate;

b)	If the Executive ceases to be an employee of the Company by reason of disability or retirement, then this option shall terminate at the earlier of five (5) years from the date of termination of employment or October 11, 2015;

c)	If the Executive ceases to be an employee of the Company by reason of death or involuntary termination due to sale of an operating unit, then this option shall terminate at the earlier of one (1) year from the date of death or involuntary separation or October 11, 2015.

(ix)	Executive agrees in behalf of Executive, and the heirs, legatees, and legal representatives of Executive, with respect to all Shares (or any Shares of the Company’s Common Stock issued pursuant to a stock dividend or stock split thereon or any securities issued in lieu thereof or in substitution or exchange therefor), that Executive, and the heirs, legatees, and legal representatives of Executive, will comply with such restrictions as may be necessary to satisfy the requirements of the Securities Act of 1933.

(x)	Executive shall not be deemed for any purposes to be a stockholder of the Company with respect to any of the Shares except to the extent that this option shall have been exercised with respect thereto and a stock certificate issued therefor.

(xi)	The existence of this option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock of, or affecting the common stock of, the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other Corporate act or proceeding, whether of a similar character or otherwise.

C.	Performance Award

(i)	The Executive shall receive an award of Performance Units with a value of $100 per unit at the payment date. The Executive shall earn a percentage of the Performance Unit award based on the attainment of certain levels of cumulative earnings per share (EPS) by the Company during the period January 1, 2006 through December 31, 2008 (“Performance Goal”), determined in accordance with the following table:

* Performance Goal 2006 – 2008 Cumulative EPS	Percentage of Performance Units Earned
$5.12 or less	0%
$5.13	50%
$5.64	100%
$6.19 or more	150%

Percentage earned will be interpolated between points on the table.

*  The Performance Goal above is based on compound growth rates of 5%, 10% and 15% over cumulative EPS during the period 2003 – 2005 using an estimate of 2005 EPS. The Performance Goals will be adjusted to reflect actual 2005 EPS.

(ii)	Performance awards which have been earned shall be paid to the Executive no later than March 1, 2009 in cash, stock, or a combination of both, at the discretion of the Committee.

(iii)	Performance Goals shall be adjusted by the Committee to account for non-reoccurring factors, extraordinary gains or losses, changes in accounting, acquisitions and divestures of more than $10,000,000, stock issuances, stock dividends or stock buybacks in excess of 1,000,000 Shares.

(iv)	If the Executive’s employment is terminated prior to December 31, 2008 by reason of death, disability or retirement, the Executive or his beneficiary shall be entitled to receive a payment of the Award earned during the entire three-year performance period. If the Executive’s employment with the Company shall be terminated prior to December 31, 2008 by reason of dismissal or voluntary resignation, no Award shall be payable.

D.	Annual Incentive Compensation

(i)	The Committee shall establish minimum and maximum financial objectives for each of the business units and for the Company. Achievement of these financial objectives shall determine the amount of incentive compensation available for the award of annual incentive compensation to all Executives in the Plan.

(ii)	The amount of each Executive’s annual incentive compensation shall be based on the return on the investment in the Executive’s business unit and the Executive’s contribution to the attainment of the strategic objectives set by the Committee for the Executive’s business unit. The annual incentive compensation shall be paid no later than March 1, 2007.

(iii)	If the Executive’s employment is terminated prior to December 31, 2006 by reason of death, disability or retirement, the Executive or his beneficiary shall be entitled to receive a pro-rata portion of the annual incentive compensation based on the period of time he was employed during 2006. If the Executive’s employment with the Company shall be terminated prior to December 31, 2006 by reason of dismissal or voluntary resignation, no annual incentive compensation shall be paid.

III.	Beneficiary. In accordance with the Plan, the Executive, by completing and signing a “Designation of Beneficiary” shall have the right to designate a beneficiary to receive any payment of any Award (deferred or otherwise) remaining unpaid at Executive’s death, all in the manner and to the extent set forth in this Agreement. The designation may be changed at any time by written notice delivered to the Committee or its representative. If no Designation of Beneficiary is made, any Award remaining unpaid, in whole or in part, at the time of death of the Executive, shall be paid to his legal representative.

IV.	Withholding. As to any payment of Shares or cash credited or paid pursuant to this agreement, the Committee may require that the Executive or his personal representative, as the case may be, agree to any procedure necessary to enable the Company to make adequate income tax withholdings.

V.	Nonassignability. Neither Executive nor any of his beneficiaries shall have any right or power to alienate, anticipate, commute, pledge, encumber or assign any right to receive any amount which hereafter may become or at any time be due hereunder, and no attempt to effect any such alienation, anticipation, commutation, pledge, encumbrance or assignment will be recognized, honored or accepted by the Company.

VI.	Forfeiture. So long as any portion of any Award (including amounts deferred), remain unpaid or undistributed, the Executive’s right to receive such amount shall be forfeited if the Executive at any time during or after his employment with the Company shall do any act, or engage directly or indirectly (whether as owner, partner, officer, employee or otherwise) in the operation or management of any business which, in the judgment of the Company, is detrimental to or in competition with the Company or any of its subsidiaries or affiliates.

VII.	Defined Terms. The terms used in this Agreement shall have the same meaning as the terms defined in the Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Executive has hereunto affixed his hand and seal, the day and year first above written.

A. O. SMITH CORPORATION

By
Chairman and
Chief Executive Officer

By
Executive –